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                                                             OMB APPROVAL
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                                                      OMB Number: 3235-0104
          Form 3                                      --------------------------
                                                      Expires: January 31, 2005
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                                                      Estimated average burden
                                                      hours per response...0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

1. Name and Address of Reporting Person*

   Miller   William   P.
   (Last)   (First)  (Middle)


   c/o The A Consulting Team, Inc.
         77 Brandt Avenue
            Suite 320
   (Street)

   Clark          New Jersey      07066
   (City)         (State)         (Zip)

2. Date of Event Requiring Statement (Month/Day/Year)

   July 19, 2002

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)



4. Issuer Name and Ticker or Trading Symbol

   (TACX)

5. If Amendment, Date of Original (Month/Day/Year)

   N/A

6. Relationship of Reporting Person to Issuer (Check all applicable)

   /X/ Director                            / / 10% Owner
   / / Officer (give title below)          / / Other (specify below)


7. Individual or Joint/Group Filing (Check applicable line)

   /X/ Form filed by One Reporting Person
   / / Form filed by More than One Reporting Person

            Table I -- Non-Derivative Securities Beneficially Owned

                                  2. Amount      3. Ownership
                                     of Secu-       Form:
                                     rities         Direct      4. Nature of
                                     Bene-          (D) or         Indirect
                                     ficially       Indirect       Beneficial
1. Title of Security                 Owned          (I)            Ownership
(Instr. 4)                           (Instr. 4)     (Instr. 5)     (Instr. 5)
--------------------------------  -------------  -------------  ----------------
Common Stick (1)                  16,102          D             80,804 shares
                                  80,804          I             owned by a
                                                                corporation
                                                                which Mr. Miller
                                                                is an Officer
                                                                and Director.


* If the Form is filed by more than one Reporting Person, see instruction
  5(b)(v).

         Table II--Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

                                                2. Date Exercisable
                                                   and Expiration Date  3. Title and Amount of Securities Underlying Derivative
                                                   (Month/Day/Year)        Security (Instr. 4)
                                                ----------------------  -----------------------------------------------------------
                                                Date                                                                    Amount or
1. Title of Derivative                          Exercis-    Expiration                      Title                       Number of
   Security (Instr. 4)                          able        Date                                                        Shares
----------------------------------------------  ----------  ----------  ----------------------------------------------  -----------



                                                               5. Ownership
                                                                  Form of
                                                                  Derivative
                                                4. Conver-        Securities:
                                                   sion or        Direct       6. Nature of
                                                   Exercise       (D) or          Indirect
                                                   Price of       Indirect        Beneficial
1. Title of Derivative                             Derivative     (I)             Ownership
   Security (Instr. 4)                             Security       (Instr. 5)      (Instr. 5)
----------------------------------------------  -------------  --------------  --------------




Explanation of Responses:

William P. Miller was appointed as a member of the Board of Directors of the Company on July 19, 2002.

** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.



---------------------------------------    --------------------------
           William P. Miller
    **Signature of Reporting Person                   Date



** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.